Micro-Hydro Power, Inc.
                       5525 South 900 East
                            Suite 110
                    Salt Lake City, Utah 84117

FOR IMMEDIATE RELEASE                              CONTACT:
December 18, 1998                                 Ralph Dickenson
                                             The Kingsley Coach, Inc.
                                             713-991-6262

     Micro-Hydro Power, Inc., a Delaware corporation (the "Company" [OTC Bulletin Board Symbol "MPHI"]), announced today that it had completed an Agreement and Plan of Reorganization (the "Plan") with The Kingsley Coach, L.L.C., a Louisiana limited liability company ("Kingsley Coach"), whereby it acquired 100% of the assets, subject to liabilities, of Kingsley Coach in a stock exchange.

     The Plan provided for the issuance of 7,000,000 pre-split shares (see below respecting planned reverse split) of the Company's "restricted securities" (common stock) in exchange for 100% of Kingsley Coach's assets.

     Additional shares will be issued as follows: (i), 300,000 pre-split shares of common stock under an S-8 Registration Statement to certain persons, including directors and executive officers, who have provided non-capital raising services to the Company; (ii), 100,000 "restricted securities" for other services rendered; and (iii), 2,400,000 "restricted securities" (approximately 80% of which will be held in escrow subject to funding of the reorganized company through the sale of an additional 2,000,000 pre-split shares of "restricted securities" in consideration of $2,000,000).

     There were 300,010 pre-Plan outstanding voting securities of the Company, and taking into account the common stock issued as outlined above (and excluding the 2,000,000 pre-split shares to be offered at $1 per share), there will be 10,100,010 post-reorganization pre-split outstanding shares of the common stock. The Company plans to provide its stockholders with an Information Statement concerning a one for two reverse split of the outstanding voting securities and a name change to "The Kingsley Coach, Inc." This would reduce the outstanding voting securities to 5,050,005 shares.

     The Company has requested a symbol change on the OTC Bulletin Board to one of the following, in this order of preference: "KNGS," "COCH," "KOCH" or "KNGY."

     Kingsley Coach is the manufacturer of customized recreational and commercial vehicles. Unlike typical recreational vehicles, a Kingsley Coach has a semi-truck chassis as its base. This unique feature allows for easy service for owners who can go to any truck stop for repairs. Kingsley Coaches retail for between $239,000 and $450,000, depending on customized features.

     Kingsley Coach commenced business in 1996, with first-year sales of $300,000. In 1997, sales were $825,000, and in 1998, projected sales are in excess of $3 Million. Kingsley Coach Chairman Ralph Dickenson estimates that 1999 sales will increase substantially.

     Kingsley Coach has signed an agreement with Thor Industries of Middleburg, Pennsylvania, which will increase Kingsley's production capability dramatically. Kinglsey will commence the operating of their new facility in Middleburg in January 1999.

     This press release contains forward looking statements and assumes the completion of the reorganization, the manufacturing facilities of Kingsley Coach in Middleburg, Pennsylvania, and completion of financing to open a second facility in Oak Ridge, Tennessee.

     For more information on Kingsley Coach, please check its web site at www.kingsleycoach.com, or for information regarding the Company, see the Securities Exchange Commission's web site, www.sec.gov.

cc:  Dow Wire Service              Fax No. 212-416-4008
     Bloomberg Financial Markets   Fax No. 609-279-2041
     Reuters                  Fax No. 212-859-1717